EXHIBIT 5
[Letterhead of Navigant Consulting, Inc.]
February 28, 2007
Navigant Consulting, Inc.
30 S. Wacker, Suite 3550
Chicago, IL 60611
Re:	Registration Statement on Form S-8 of Navigant Consulting, Inc. (the “Registration Statement”) registering 2,740,000 shares of Common Stock, $.001 par value
Ladies and Gentlemen:
          I have acted as General Counsel for Navigant Consulting, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 of the offer and sale of up to 2,740,000 shares of Common Stock, $.001 par value of the Company (the “Common Stock”), and additional rights pursuant to the Company’s Rights Agreement dated December 15, 1999, as amended June 30, 2004, with LaSalle Bank NA, as Rights Agent (such shares of Common Stock, together with such rights, being referred to as the “Shares”), to be issued under the Navigant Consulting, Inc. 2005 Long-Term Incentive Plan (the “Plan”).
          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).
          In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Registration Statement. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.
          In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authority of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of all documents. As to any facts material to this opinion which I did not independently verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
          Based upon and subject to the foregoing, I am of the opinion that when issued and delivered by the Company in accordance with the provisions of the Plan, the Shares being registered will be legally issued, fully paid and non-assessable shares of Common Stock.
          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,
/s/ Richard X. Fischer
Richard X. Fischer
Vice President, General Counsel and Secretary